Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-258040

U. S. Retail Securitization December 2021

2 Free Writing Prospectus U.S. Retail Securitization Registration Statement No. 333 - 258040 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and such offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll - free 1 - 866 - 375 - 6829.

3 Overview U.S. Retail Securitization • Ford Credit has been originating retail installment sales contracts since 1959 and securitizing its retail contracts since 19 88 • Ford Credit has had an active publicly - registered securitization program for retail contracts since 1989 and has issued asset - backed securities in more than 80 transactions under this program • Ford Credit offers retail asset - backed securities through various channels: - Publicly - registered transactions - Rule 144A transactions - Other private transactions • Collateral composition has trended in line with the industry and Ford Credit’s strategy – we securitize what we originate - Receivables with original terms up to 84 months were included in the most recent retail transactions • Structural elements have remained consistent – minimal adjustments over the past 15 years

4 • Ford Credit provides support for Ford and Lincoln dealers and customers through all business cycles • Ford - sponsored retail marketing programs launched in response to COVID - 19 generated strong customer response and led to increased originations in 2020 • Lower Ford market share and lower Ford Credit financing share, primarily due to fewer available Ford - sponsored marketing programs and a constrained supply of new vehicles caused by shortages of semiconductors U.S. Originations and Share U.S. Retail Securitization 719 705 729 588 668 545 355 2016 2017 2018 2019 2020 3Q20 YTD 3Q21 YTD Number of Retail Receivables Originated (000) Avg. # of Contracts Outstanding (000) 2,106 2,145 2,195 2,141 2,132 2,130 2,039 56% 55% 58% 52% 57% 63% 47% 2016 2017 2018 2019 2020 3Q20 YTD 3Q21 YTD Financing Share* Retail Installment and Lease * Retail Installment and lease share of Ford/Lincoln retail sales (excludes fleet sales )

5 Portfolio Credit Metrics U.S. Retail Securitization 734 741 741 742 730 731 739 762 761 754 752 734 738 731 2016 2017 2018 2019 2020 3Q20 YTD 3Q21 YTD Weighted Average FICO at Origination* * Based on year of origination 1.21% 1.29% 1.28% 1.24% 0.95% 0.93% 0.76% 0.26% 0.42% 0.53% 0.60% 0.55% 0.54% 0.48% 2016 2017 2018 2019 2020 3Q20 YTD 3Q21 YTD Repossessions as a % of the Average Number of Contracts Outstanding $6,245 $6,640 $6,100 $6,131 $5,783 $5,702 $1,303 2016 2017 2018 2019 2020 3Q20 YTD 3Q21 YTD Average Net Loss on Charged - Off Contracts $14,310 $12,260 $13,665 $13,464 $11,886 $12,842 $4,542 84 mo.: 0.54% 0.61% 0.54% 0.53% 0.36% 0.35% 0.06% 0.12% 0.16% 0.21% 0.25% 0.21% 0.22% 0.07% 2016 2017 2018 2019 2020 3Q20 YTD 3Q21 YTD Net Losses as a % of the Average Portfolio Outstanding Portfolio 84 months Portfolio 84 months Portfolio 84 months

6 Securitization Pool Metrics U.S. Retail Securitization Weighted Average FICO at Origination 734 732 736 736 734 739 737 739 738 736 740 743 744 736 734 716 710 713 714 714 720 718 719 716 715 720 723 724 723 719 > 60 Month Original Term 18.4 19.8 18.6 19.5 20.1 19.6 22.2 19.9 21.1 21.4 17.2 21.7 21.1 17.5 19.6 Commercial Use (%) 90 89 90 91 90 90 88 87 88 89 89 88 88 92 92 11 11 10 9 10 10 12 13 12 11 11 12 12 8 8 New Used 25 24 23 23 22 20 16 15 13 13 13 11 10 8 8 44 44 42 44 44 47 50 47 49 50 49 50 52 51 48 30 31 34 34 34 34 34 38 38 37 38 39 38 40 44 Car Light Truck Utility Other* * Primarily non - Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize Car / Light Truck / Utility (%) New / Used (%)

7 Securitization Pool Metrics (Cont’d) U.S. Retail Securitization Subvened - APR Receivables (%) Original Term > 60 Mos. by Principal Balance (%) Weighted Average Loan - to - Value (%) Weighted Average Payment - to - Income (%) 58.5 59.8 66.7 66.3 65.5 59.9 54.8 62.2 68.3 69.3 72.6 71.0 70.1 76.0 72.8 57.1 54.2 54.5 55.1 57.0 58.2 57.6 58.0 56.4 57.3 61.2 57.7 57.6 69.8 67.0 9.9 10.0 % Original Term >72 Mos. 96.9 97.7 98.3 98.2 98.6 97.3 96.8 97.7 98.8 99.0 98.9 98.4 98.1 101.8 101.0 8.6 8.7 8.7 8.6 8.7 8.6 8.6 8.5 8.7 8.7 8.8 8.7 8.9 9.1 9.2

8 Structure Overview U.S. Retail Securitization Class A notes (“AAA”) 95.00% Class B notes (“AA”) 3.00% Class C notes (“A”) 2.00% Reserve Account 0.25% Excess Spread % of Initial Adjusted Pool Balance Initial Overcollateralization 0.00% Total Initial Class A Hard Credit Enhancement 5.25% • Senior/subordinate, sequential pay structure • Credit enhancement largely consistent over the life of the program : - Subordination of junior notes - Cash reserve - Excess spread (used to build target overcollateralization) • Overcollateralization (OC) builds to a target amount - Available funds pay the Class A1 notes in full (“turbo”) and target OC amount is reached before any funds are released to the residual interest • Target OC is the sum of: - Yield supplemental overcollateralization (YSOC) - 2.0% of initial adjusted pool balance - Excess of 1.5% of current pool balance over reserve account 0.25% 0.75% 1.00% 1.00% 0.25% 0.25% 0.25% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.25% 5.75% 6.00% 6.00% 5.25% 5.25% 5.25% 2021-A 2020-C 2020-B 2020-A 2019-C 2019-B 2019-A Reserve Subordination Initial Overcollateralization Initial Class A Hard Credit Enhancement

9 Long History Of Consistent Performance Through Multiple Cycles Retail Pool Performance: Cumulative Net Losses U.S. Retail Securitization 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46 47 48 49 50 51 52 53 54 55 56 57 58 59 60 Loss Ratio Months Since Settlement 06-A 06-B 06-C 07-A 07-B 08-A 08-B 08-C 09-A 09-B 09-C 09-D 09-E 10-A 10-B 11-A 11-B 12-A 12-B 12-C 12-D 13-A 13-B 13-C 13-D 14-A 14-B 14-C 15-A 15-B 15-C 16-A 16-B 16-C 17-A 17-B 17-C 18-A 18-B 19-A 19-B 19-C 20-A 20-B 20-C 21-A

• U. S. Retail/Lease Origination and Servicing Strategy

11 • Dealers submit credit applications and proposed financing terms electronically to Ford Credit • Ford Credit obtains a credit report for the applicant(s) and uses its proprietary origination system to complete compliance and other checks, including fraud alerts and ID variations • Credit decisions are made electronically or by an analyst and returned electronically to dealers • The origination process is not governed by strict limits and is judgment - based, using well - established purchasing guidelines and control processes to support consistent credit decisions • Purchase quality guidelines set portfolio targets for lower and marginal quality contracts • Risk factor guidelines are applicable to specific application attributes including affordability measures such as PTI and DTI ratios, LTV, FICO score and term - For less creditworthy applicants or if there is a discrepancy in the information provided by the applicant, the credit analyst may verify the identity, employment, income, residency and other applicant information using Ford Credit’s procedures before making a decision • Credit analysts’ decisions are reviewed regularly to ensure they are consistent with origination standards and credit approva l authority • Risk management portfolio performance is analyzed quarterly Origination Process U.S. Retail/Lease Origination and Servicing Strategy

12 Origination Scoring Models U.S. Retail/Lease Origination and Servicing Strategy • Ford Credit's origination scoring models were developed internally based on Ford Credit’s portfolio databases of millions of contracts originated over several decades. The model development process identifies key variables used to assign the applicant a proprietary risk score based on the probability of the applicant paying the amounts due under their contract • In October 2018, Ford Credit began redeveloping certain of its origination scoring models for consumer credit applicants using advanced statistical tools to improve data interactions and evaluate and create more predictive variables. Those redeveloped models can sometimes place greater emphasis on newly created variables with relatively less emphasis on traditional variables such as an applicant’s FICO® score, which in turn enhance the model’s ability to assess risk and more accurately assign a proprietary risk score • Ford Credit regularly reviews its models to confirm the business significance and statistical predictability of the variables - Origination scoring model performance review - Scorecard Cycle Plan Committee review • New origination scoring models are developed on a regular cycle plan • Adjustments may be made to improve the performance of the origination scoring models between development cycles to react quickly to portfolio performance shifts and macroeconomic conditions. Adjustments may include: - Uniformly changing the overall credit risk scores - Modifying the weight of selected variables • Completed launch dates for the most recently redeveloped origination scoring models are as follows: U.S. Scoring Models Redeveloped Date Consumer January 2018 Commercial January 2019 Commercial Line of Credit May 2017

13 Behavioral Scoring Models U.S. Retail/Lease Origination and Servicing Strategy U.S . Scoring Models Redeveloped Date Consumer July 2021 Commercial January 2019 • Ford Credit uses proprietary behavioral scoring models to assess the probability of payment default for each receivable on it s payment due date • These models assess the risk of a customer defaulting using a number of variables, including origination characteristics, customer account history, payment patterns, expected net losses and periodically updated credit bureau information • Output of the behavioral scoring models is a proprietary score (probability of default) that determines: - How soon a customer will be contacted after a payment becomes delinquent - How often the customer will be contacted during the delinquency - How long the account will remain in early stage collections before it is transferred to late stage • New behavioral scoring models are developed on a regular cycle plan • Ford Credit regularly reviews the behavioral scoring models to confirm the continued statistical predictability of the variab les . A djustments may be made to improve the performance of the behavioral scoring models between development cycles • Completed launch dates of the most recently redeveloped behavioral scoring models are as follows: